Filed Pursuant to Rule 424(b)(3)

Registration No. 333-229498

PROSPECTUS SUPPLEMENT NO. 14

(to Prospectus dated March 8, 2019)

REPRO MED SYSTEMS, INC.

11,101,697 shares of common stock

This prospectus supplement No. 14 supplements and amends the prospectus dated March 8, 2019, as supplemented by prospectus supplement No. 1, dated April 29, 2019, as further supplemented by prospectus supplement No. 2, dated May 7, 2019, prospectus supplement No. 3, dated May 8, 2019, prospectus supplement No. 4, dated June 27, 2019, prospectus supplement No. 5, dated July 2, 2019, prospectus supplement No. 6, dated August 7, 2019, prospectus supplement No. 7, dated September 4, 2019, prospectus supplement No. 8, dated October 1, 2019 and prospectus supplement No. 9, dated October 14, 2019, prospectus supplement No. 10, dated October 23, 2019, prospectus supplement No. 11 dated November 5, 2019, prospectus supplement No. 12 dated November 6, 2019 and prospectus supplement No. 13 dated November 12, 2019 (collectively, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-229498). This prospectus supplement is being filed to update and supplement the information in the Prospectus with information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 24, 2020 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate solely to 11,101,697 shares of Repro Med Systems, Inc. common stock, par value $0.01 per share, which we refer to as our common stock, which may be offered for sale from time to time by the stockholders named under the heading “Selling Stockholders” in the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus, including any supplements or amendments thereto. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Our common stock is currently listed on the NASDAQ Capital Market under the symbol “KRMD.” The closing price of our common stock as reported on the NASDAQ Capital Market on January 23, 2020, was $5.74.

Investing in our common stock involves risks, and you should not invest unless you can afford to lose your entire investment. See the section entitled “Risk Factors” beginning on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is
January 24, 2020.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   January 23, 2020

REPRO MED SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

New York	0-12305	13-3044880
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Carpenter Road, Chester, New York	10918
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (845) 469-2042

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  [_]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
common stock, $0.01 par value	KRMD	NASDAQ Capital Market

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

(e) On January 23, 2020, Repro Med Systems, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement dated as of January 1, 2020 with Karen Fisher, the Company’s Chief Financial Officer (the “A&R Employment Agreement”). The following summary of the A&R Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by the terms of the A&R Employment Agreement, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference.

The material terms of the A&R Employment Agreement are as follows:

•	Ms. Fisher’s annual base compensation will be $250,000 (“Base Salary”), subject to increase but not decrease, at the discretion of the Company’s Board of Directors.

•

Ms. Fisher will be eligible to earn an annual bonus of 30% of Base Salary in accordance with the Company policy and procedure for granting of a specified executive bonus based on achievement of goals set in the Company’s annual budgeting process (“Annual Bonus”).

•

Ms. Fisher’s employment with the Company is “at-will,” meaning that Ms. Fisher may terminate her employment at any time for any reason or no reason, and that Company may terminate Ms. Fisher’s employment at any time for any reason or no reason.

•

Upon termination of Ms. Fisher’s employment by the Company without Cause or for Good Reason (as defined in the agreement), subject to her execution of a customary general release of claims in favor of the Company and its affiliates, Ms. Fisher will be entitled to receive an amount equal to twelve (12) months of Ms. Fisher’s then-current Base Salary, to be paid in accordance with the Company’s normal payroll practices after the termination date. Ms. Fisher will further be entitled to payment of her Annual Bonus, if earned. For the same twelve (12) month period after the termination date, the Company will also pay premiums for Ms. Fisher’s health insurance as currently enrolled on the termination date.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement dated as of January 1, 2020 between Repro Med Systems, Inc. and Karen Fisher.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REPRO MED SYSTEMS, INC. (Registrant)

Date: January 24, 2020	By:	/s/ Karen Fisher
Karen Fisher Chief Financial Officer

Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made as of January 1, 2020 (the “Effective Date”) by and between Repro Med Systems, Inc., a New York corporation, having its current principal place of business at 24 Carpenter Road, Chester, NY 10918 (the “Company”), and Karen Fisher (“Executive”).

WHEREAS, the Company and Executive previously entered into an employment agreement dated January 15, 2015 (the “Original Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend and restate the Original Employment Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.         Employment and Duties.

(a)        Position. The Company hereby employs Executive as Chief Financial Officer of the Company, reporting directly to the Chief Executive Officer of the Company (the “CEO”).  Executive shall have the duties, authority and responsibilities customarily held by a person holding the position of Chief Financial Officer in companies engaged in business similar to the Company’s business and of similar size to the Company and/or such other duties, authority and responsibilities as may reasonably be assigned to Executive from time to time by the CEO.

(b)        Duties. Executive agrees that she shall: (i) faithfully and to the best of Executive’s  ability perform all of the duties that may be required of Executive   pursuant to the terms of this Agreement; (ii) devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder; and (iii) not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO.

(c)        Place of Performance. The principal place of Executive’s employment shall be at the Company’s principal offices, which are currently located in Chester, NY.  In addition, Executive may be required to travel elsewhere on Company business.

2.         At-Will Employment. The Company and Executive agree that Executive’s employment with the Company is “at-will,” meaning that Executive may terminate Executive’s employment at any time for any reason or no reason, and that Company may terminate Executive’s employment at any time for any reason or no reason, subject to the terms, conditions, and obligations set forth in Section 4 of this Agreement.

3.         Compensation and Related Matters.

(a)        Base Salary. The Company shall pay to Executive (i) an annual base salary $250,000 (the “Base Salary”), less such deductions as are required by law or that Executive may elect in accordance with Company policy and procedure, payable in equal periodic installments in accordance with the Company’s customary payroll practice. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be reviewed at least annually by the Board and may be adjusted (but not decreased) from time to time in the Board’s sole discretion.

(b)        Annual Bonuses. For each complete calendar year, Executive shall be eligible to earn an annual bonus (the “Annual Bonus”) of 30% of the Base Salary in accordance with Company policy and procedure for granting of specified executive bonus, based on achievement of objectives which will be set by the Company as part of the annual budget process. The Annual Bonus shall be paid by March 15 following the applicable bonus year, provided that Executive is then employed by the Company and has not provided notice of termination without Good Reason prior to such date. The Annual Bonus may be paid on a pro rata basis for partial achievement of these objectives in the sole discretion of the Company. The Annual Bonus shall not be paid if the Executive is terminated any time for Cause (as defined below).

(c)        Expenses. Executive shall receive reimbursement from the Company for all reasonable and documented out-of-pocket expenses incurred by Executive in performing services hereunder; provided that, in each case, that such expenses are accounted for in accordance with the standard policies and procedures established by the Company for reimbursement of expenses.

(d)        Vacation. Executive shall be entitled to three weeks of paid vacation per calendar year (pro-rated according to the Company’s standard policies and procedures related to accrual of vacation and/or paid time off), to be taken at such times and for such periods as shall not interfere with the duties required to be rendered by Executive hereunder. Executive shall not be paid for accrued but unused vacation or paid time off upon termination of Executive’ s employment for any reason, unless otherwise required by law.

(e)        Other Benefits. Executive shall be entitled to participate in such life insurance, medical, dental disability, pension and retirement plans and other programs as may be approved from time to time by the Company for the benefit of its executives, except any such plan or program with respect to which Executive voluntarily executes a legally effective waiver. Nothing herein shall affect the Company’s right to amend, modify or terminate any retirement or other benefit plan at any time for any reason.

(f)        Indemnification and Directors and Officers Liability Insurance. The Company shall indemnify the Executive to the fullest extent permitted by applicable law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during Executive’s employment and thereafter for the duration of any period in which a civil, equitable, criminal or administrative proceeding may be brought against the Executive, providing coverage to the Executive that is no less favorable to the Executive in any respect (including with respect to scope, exclusions, amounts, and deductibles) than the coverage then being provided with respect to periods after the Effective Date to any other present or former senior executive or director of the Company.

4.         Termination.

(a)        Termination by Company. The Company may terminate Executive’s employment with the Company at any time (i) without Cause (as defined below); or (ii) with Cause (as defined below).  For purposes of this Agreement, “Cause” shall mean the Company’s good faith determination of: (A) Executive’s engagement in dishonesty or illegal conduct; (B) Executive’ s embezzlement, misappropriation or fraud; (C) Executive’s conviction of or plea of guilty or no contest to a felony; (D) Executive’ s conduct in furtherance of a hostile work environment or engaged in discrimination in violation of any state or federal anti-harassment or discrimination statute; (E) Executive’ s breach of any obligation under this Agreement or  any other written agreement  between Executive and the Company, including but not limited to the Company’s HR policies and procedures; or (F) Executive’s knowing and intentional violation of the Company Code of Conduct and/or Code of Ethics.

(b)        Without Cause by Executive. Executive may terminate Executive’s employment with the Company without Cause by giving Company not less than sixty (60) days’ prior written notice.

(c)        For Good Reason by Executive. Executive may terminate this Agreement at any time for Good Reason. “Good Reason” shall mean, in each case to the extent not consented by Executive: (i) a breach by the Company of any material provision of this Agreement; or (ii) a material reduction of Executive’s Base Salary. Notwithstanding the foregoing, no action by the Company shall constitute Good Reason unless and until (A) the Company shall have received, within thirty (30) days of the commencement of the existence of the condition constituting Good Reason, written notice from the Executive alleging that such Good Reason exists and setting forth the basis therefore in reasonable detail; and (B) within thirty (30) days after the receipt of said notice by the Company, the Company shall have failed to cure or correct the circumstances giving rise to such Good Reason.

(d)        Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(e)        Disability. The Company may terminate Executive’s employment hereunder if: (i) as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from Executive’s duties hereunder for a period of 120 consecutive days or a total of 180 days during any 365-day period and is unable to perform the essential duties of the job with or without a reasonable accommodation; and (ii) if within ten (10) days after written notice of termination is given by the Company to Executive (which may occur at or after the end of such period), Executive shall not have returned to the performance of Executive’s duties hereunder on a full-time basis. During any period that Executive fails to perform Executive’s duties hereunder as a result of incapacity due to physical or mental illness (the “Disability Period”), Executive shall continue to receive Executive’s Base Salary as set forth in Section 3(a) of this Agreement until Executive’s employment is terminated pursuant to this Section 4(e), provided that payments so made to Executive during the Disability Period shall be reduced by the sum of the amounts, if  any, payable to Executive under disability benefit plans of the Company.

5.         Compensation upon Termination of Employment.

(a)        Accrued and Unpaid Compensation. If Executive’s employment is terminated for any reason, the Company shall pay Executive’s full Base Salary through the effective date of the termination of Executive’s employment (“Termination Date”), plus all accrued and unpaid benefits (including all health and welfare benefits in which Executive was a participant .in accordance with their terms), and the Company shall have no further obligations whatsoever to Executive under this Agreement except as expressly provided otherwise in this Agreement.

(b)        Severance. If Executive’s employment is terminated by the Company pursuant to Section 4(a)(i) above or by Executive pursuant to Section 4(c) above, then, subject to Executive’s execution of a customary general release of claims in favor of the Company and its affiliates, Executive shall be entitled to receive an amount equal to twelve (12) months of Executive’s Base Salary in effect as of the Termination Date. Such amount shall be paid in accordance with the normal payroll cycle over the term, following the Termination Date, in accordance with the Company’s customary payroll practices. Executive shall further be entitled to payment of Executive’s Annual Bonus, if earned. For the same twelve (12) month period after the Termination Date, as applicable, the Company will also pay premiums for Executive’s health insurance as currently enrolled on the Termination Date.

6.         Representations and Warranties of Executive. Executive represents and warrants to the Company that she is free to accept employment hereunder and that she has no prior or other obligations or commitments of any kind that would in any way hinder or interfere with Executive’s acceptance of, or the full performance of, such employment.

7.         Confidentiality.

(a)        During Executive’s employment and at all times thereafter, Executive shall keep Confidential Information (as defined below) strictly confidential. Executive shall not at any time, directly or indirectly, disclose or divulge any Confidential Information, except (i) if required by law, regulation or legal or regulatory process, but only in accordance with Section 7(b) below, or (ii) to Executive’s affiliates and Executive’s and their respective directors, officers, employees, managing members, general partners, agents and consultants (including attorneys, financial advisors and accountants) (“Representatives”), as applicable, to the extent necessary to permit such Representatives to assist Executive in any Permitted Use (as defined below); provided that Executive shall require each such Representative to be bound by the terms of this Section 7 to the same extent as if they were parties hereto and Executive shall be responsible for any breach of this Section 7 by any of its Representatives.

(b)        If Executive or any of Executive’s Representatives is required, in the written opinion of Executive’s counsel, to disclose any Confidential Information, by law, regulation or legal or regulatory process, Executive shall (i) take all reasonable steps to preserve the privileged nature and confidentiality of the Confidential Information, including requesting that the Confidential Information not be disclosed to non-parties or the public, (ii) give the Company prompt prior written notice of such request or requirement so that the Company may seek, at its sole cost and expense, an appropriate protective order or other remedy, and (iii) cooperate with the Company, at the Company’s sole cost and expense, to obtain such protective order. In the event that such protective order or other remedy is not obtained, Executive (or such other persons to whom such request is directed) will furnish only that portion of the Confidential Information which, on the advice of such person’s counsel, is legally required to be disclosed and, upon the Company’s request, use its reasonable best efforts to obtain assurances that confidential treatment will be accorded to such information.

(c)        For the purposes hereof, “Confidential Information” shall mean all trade secrets, information, data, documents, agreements, files and other materials, whether disclosed orally or disclosed or stored in written, electronic or other form or media, which is obtained from or disclosed by the Company or its Representatives before or after the date hereof regarding the Company or its clients, including, without limitation, all analyses, compilations, reports, forecasts, studies, samples and other documents which contain or otherwise reflect or are generated from such information, data, documents, agreements, files or other materials. The term “Confidential Information” as used herein does not include information that at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure directly or indirectly by Executive or any of Executive’s Representatives in violation of this Agreement).

(d)        Executive shall make no use whatsoever, directly or indirectly, of any Confidential Information, except for the purposes of performing Executive’s duties and obligations to the Company.

(e)        Upon the termination of. Executive’s employment or upon the Company’s request at any time and for any reason, Executive shall immediately deliver to the Company all materials (including all soft and hard copies) in Executive’s possession or control which contain or relate to Confidential Information, as well as all information necessary to access such Confidential Information.

(f)        Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret if such disclosure is made: (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Additionally, if Executive files a lawsuit claiming retaliation by the Company based on the reporting of a suspected violation of law, Executive may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Executive does not disclose the trade secret except pursuant to court order.

8.         Assignment of Developments.

(a)        All inventions, modifications, discoveries, designs, developments, improvements, processes, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by Executive, either alone or in conjunction with others, at any place or at any time during the Term, whether or not reduced to writing or practice during such period , which result , in whole or in part, from (i) any services performed directly or indirectly for the Company by Executive or (ii) Executive’s use of the Company’s time, equipment, supplies, facilities or information (collectively, the “Company Developments”) shall be and hereby is the exclusive property of the Company without any further compensation to Executive. In addition, without limiting the generality of the foregoing, all Company Developments which are copyrightable work by Executive are intended to be “work made for hire” as defined in Section 81 of the Copyright Act of 1976, as amended, and shall be and hereby are the property of the Company.

(b)        Executive shall promptly disclose any Company Developments to the Company. If any Company Development is not the property of the Company by operation of law, this Agreement or otherwise, Executive will, and hereby does, without further consideration, assign to the Company all right, title and interest in such Company Development and will reasonably assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Company Development. Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent (or other intellectual property registrations or filings) of the United States or any foreign country which the Company desires to file. Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive Executive’s death or incapacity), to act for and in Executive’s behalf to execute and file any such applications, extensions or renewals and to do all other lawfully permitted acts  to further the prosecution and issuance of such letters patent or other intellectual property registrations or filings, or such other similar documents, with the same legal force and effect as if executed by Executive.

9.         Non-Competition; Non-Solicitation; Non-Disparagement.

(a)        During Executive’s employment and for the duration of the Restricted Period (as defined below), Executive shall not engage in any Prohibited Activity anywhere in the world. For the purposes of this Agreement, (i) “Restricted Period” shall mean the later of (A) the period during which Executive is entitled to receive any payment pursuant to Section 5(b) of this Agreement, or (B) twelve (12) months following termination of this Agreement; and (ii) “Prohibited Activity” shall mean the design, development, marketing, sale, re-sale, manufacture or distribution of medical airway suction or home infusion products, or other similar activities, on Executive’s behalf or on behalf of another (including as a shareholder, member, employee, employer, owner, operator, manager, advisor, consultant, agent, partner, joint venturer or investor of another person or entity). Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or other Confidential Information of the Company except as otherwise permitted hereunder.

(b)        During Executive’s employment and for the duration of the Restricted Period, Executive shall not, directly or indirectly , (i) solicit, hire, recruit, attempt to hire or recruit, or induce the termination  of employment of any employee of the Company, (ii) solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with any (x) existing or prospective customer of the Company for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company, or (y) competitor of the Company for any purpose related to the business or services of the competitor or the Company, or (iii) induce, influence or encourage any existing or prospective customer, supplier or other business partner of the Company for purposes of diverting their business or services from the Company.

(c)        Executive shall not, during Executive’s employment or thereafter, make, publish or communicate to any person or in any public forum any comments or statements (whether written or oral) that denigrate or disparage the reputation or stature of the Company, its affiliates or any of their respective officers, directors, managers or employees (acting in their capacity as officers, directors, managers or employees of the Company or its affiliates).

(d)        Executive acknowledges that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate interests of the Company and constitute a material inducement to the Company to enter into this Agreement and offer employment to Executive under this Agreement. In the event that any covenant contained in this Section 9 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 9 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

10.       Amendment; Waiver. This Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only by an instrument in writing signed by the parties hereto. Waiver of any term or condition of this Agreement will not be construed as a waiver of any subsequent breach or waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

11.       Applicable Law; Severability. This Agreement shall be governed by and construed under the laws of the State of New York, exclusive of applicable principles of conflicts of law. Should a court or other body of competent jurisdiction determine that any term or provision of this Agreement is excessive in scope or duration or is illegal, invalid or unenforceable, then the parties agree that such term or provision shall not be voided or made unenforceable , but rather shall be modified so as to be valid, legal and enforceable to the maximum extent possible, under the purposes stated in the preceding sentence and with applicable law, and all other terms and provisions of this Agreement shall remain valid and fully enforceable.

12.       Submission to Jurisdiction: Waiver of Jury Trial.

(a)        ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE INSTITUTED IN EITHER THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (PROVIDED THE JURISDICTIONAL REQUIREMENTS OF THAT COURT ARE MET), OR THE STATE COURT SITUATED IN CHESTER, NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.       Equitable Relief. In the event of a breach or threatened breach by Executive of Sections 7 through 9, Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that monetary damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

14.       Further Assurances. The Company and Executive shall each take all actions as may be reasonably necessary or appropriate in furtherance of their respective obligations and covenants set forth in this Agreement, including, without limitation, executing and delivering such additional agreements, certificates, instruments and other documents as may be deemed necessary or appropriate.

15.       Assignability; Third-Party Beneficiary. This Agreement will be binding upon, enforceable by and inure solely to the benefit of, the parties and their respective permitted successors and assigns. Except as otherwise expressly provided in this Agreement, this Agreement shall not be assigned by any party hereto without the prior written consent of the non- assigning parties. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended to or will confer upon any person, other than the parties to this Agreement and their respective heirs, successors and assigns, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Company from consolidating or merging into or with, transferring all or substantially all of its equity or assets to, or otherwise assigning this Agreement by operation of law to another person or entity without the consent of Executive; provided that, in each case, such other person or entity shall assume this Agreement and all obligations of the Company hereunder. Upon such consolidation, merger, transfer of equity or assets, or assignment by operation of law, and such assumption, the term the “Company” as used herein, shall mean such other person or entity and this Agreement shall continue in full force and effect.

16.       Notices. All notices and other communications under this Agreement must be in writing and will be deemed given if delivered personally, faxed, sent by internationally recognized overnight courier, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by electronic mail (without a failed transmission response) to the parties at the following addresses (or at such other address for a party as such party specifies by like notice):

If to the Company:	If to the Executive:

Repro Med Systems, Inc.	Karen Fisher
Attn: CEO	[ADDRESS]
24 Carpenter Road	Email: kfisher@[_________].com
Chester, NY 10918
Fax: 845-469-5518
Email: dpettigrew@rmsmedpro.com

All such notices, consents, requests, demands, waivers and other communications so delivered, mailed or sent shall be deemed to have been received (i) if by personal delivery, on the day delivered, (ii) if by certified or registered mail, on the earlier of the date of receipt and the third business day after the mailing thereof , (iii) if by next-day or overnight mail or delivery service such as Federal Express or UPS, on the day delivered or (iv) if by fax or electronic mail, on the day on which such fax or electronic mail was sent, provided that a copy is also sent by certified or registered mail or by next-day or overnight mail or delivery service such as Federal Express or UPS.

17.       Termination of Agreement; Survival. This Agreement shall terminate upon termination of Executive’s employment as provided herein; provided, however, that the provisions of Sections 7, 8, 9, 11, 12, 13 and this 17 shall survive termination of this Agreement.

18.       Section 409A. Notwithstanding any provision to the contrary in this Agreement, no payment shall be made and no election shall be permitted that would violate the requirements of or cause taxation under Section 409A of the Internal Revenue Code and the Treasury regulations promulgated thereunder. Further, all provisions in this Agreement shall be interpreted in a manner consistent with Section 409A and guidance related thereto.

19.       Counterparts. This Agreement may be executed in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

20.       Electronic Execution and Delivery. The parties may execute and deliver this Agreement by facsimile, electronic mail of a .PDF or other electronic means under which the signature of or on behalf of such party can be seen, and such execution and delivery will be considered valid, binding and effective for all purposes.

21.       Entire Agreement: This Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof, including without limitation the Original Employment Agreement, but excluding any separate confidentiality and/or assignment of inventions agreement, option award agreement or other written agreement Executive may have previously signed.

[signature page follows]

IN WITNESS WHEREOF, the authorized representatives of the parties have executed this Agreement as of the date first set forth above.

COMPANY:

REPRO MED SYSTEMS, INC.

By: /s/ Don Pettigrew

Name: Don Pettigrew

Title:   CEO

Executive:

/s/ Karen Fisher

Karen Fisher